Exhibit 99.1

           iSECUREtrac's Reports 4th Quarter and Year End 2005
                                    Results
              4Th Quarters Revenue of $1.8 Million Exceeds Guidance

OMAHA, Neb.-- March 8, 2006 - iSECUREtrac(TM) Corp. (OTCBB: ISEC), an industry leader in offender monitoring solutions utilizing global positioning systems
(GPS) and wireless technologies, reported 4th quarter 2005 revenues of $1.8 million, a 35% increase over the fourth quarter of 2004 and exceeding the Company's guidance of $1.7 million. Recurring revenues from the leasing and hosting of monitoring systems were $1.6 million for the fourth quarter, an increase of 64% over the comparable period last year. Year to date, total revenues were $5.6 million, a 20% increase over 2004. The Company reported a net loss from operations of $820,000 and $3.4 million, respectively, for the quarter and year ended December 31, 2005, compared to operating losses of $1.8 and $7.0 million for the same periods last year.

"Our gross margins improved from 6% in 2004 to 49% this past year. Additionally, we cut our Sales, General and Administrative expenses 22% from $6.6 million in 2004 to $5.2 million in 2005," said David Vana, CFO of iSECUREtrac. "Our sustained revenue growth was driven by the increase in monitoring units on lease, which hit 3,800 units at December 31, 2005, a 36% increase from a year ago. These factors were the primary contributors to the $3.6 million improvement in our operating performance."

Vana continued, "Most importantly, however, was the strengthening of our financial condition during 2005 as a direct result of the $11 million sale of Preferred Stock in June and the $5.3 million reduction in debt. Our cash and investments at year end were $4.2 million compared to $45,000 at December 31, 2004."

Tom Wharton, CEO of iSECUREtrac stated, "Our results are a direct reflection of the superior viability of our technology solutions, accompanied with a growing public demand for more intensive monitoring of released offenders. In the last 15 months, more than 19 states have enacted laws mandating the GPS monitoring of sex offenders and additional 20 states have legislation pending. We are now the leading provider of GPS offender monitoring solutions, and our products, our knowledge, and our experience position us to gain exceptional market share in 2006."


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About iSECUREtrac

iSECUREtrac Corp is a technology and information services company providing advanced GPS tracking solutions for the remote tracking and monitoring of individuals, including real time data collection, secure remote reporting, and data warehousing. iSECUREtrac is currently focused in the area of Pretrial, Corrections, Probation and Parole, and Homeland Security for monitoring offenders in community release programs, such as sex offenders and other persons requiring community supervision. iSECUREtrac's GPS monitoring systems are designed to improve public safety, enhance the management of monitoring information, provide the fastest analysis and response, and reduce the financial cost of incarceration. Further information on iSECUREtrac Corp can be found on the company's Web site at www.isecuretrac.com.

Safe Harbor

This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to iSECUREtrac Corp. and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, iSECUREtrac's actual results may differ significantly from the results discussed or implied in such forward-looking statements.

Company Contact:
Tom Wharton or David Vana (402) 537-0022 tom@isecuretrac.com dvana@isecuretrac.com

Investor Relations, Liolios Group Inc., Ron Both, 949-574-3860 or ron@liolios.com